Exhibit 21.1

                                  iSHOPPER.COM

                         SUBSIDIARIES OF THE REGISTRANT


               Subsidiary Name      State or Other          Names Under Which
                                    Jurisdiction of         Each Subsidiary
                                   Incorporation or          Does Business
                                     Organization
-------------------------------    ------------------    -----------------------

Outbound Enterprises, Inc.               Utah                     Same

iShopper Internet Services, Inc.         Utah                     Same

NowSeven.com, Inc.                     Delaware                   Same

Stinkyfeet.com, Inc.                     Utah                     Same

Uniq Studios, Inc.                      Nevada                    Same

Totalinet.net, Inc.                     Nevada                    Same